Exhibit 21.1
LIST OF SUBSIDIARIES OF PRINCIPAL CREDIT REAL ESTATE INCOME TRUST
PCREDIT Holding, LLC
PCREDIT Levered A, LLC
PCREDIT Levered B, LLC
PCREDIT Non-Levered, LLC